Exhibit 10.1

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UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF MISSOURI

WESTERN DIVISION

DON GIBSON, LAUREN CRISS, JOHN MEINERS, and DANIEL UMPA, individually and on behalf of themselves and all others similarly situated, Plaintiffs,

v. THE NATIONAL ASSOCIATION OF REALTORS, et. al. Defendants.	Case No. 23-CV-788-SRB [Consolidated with 4:23-cv-00945-SRB] Hon. Stephen R. Bough

SETTLEMENT AGREEMENT

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This Settlement Agreement (“Settlement Agreement”) is made and entered into this 26th day of April, 2024 (the “Execution Date”), by and between Defendants Douglas Elliman Inc. and Douglas Elliman Realty, LLC (“Douglas Elliman”) and Plaintiffs Don Gibson, Lauren Criss, John Meiners, and Daniel Umpa, (collectively “Plaintiffs”), who filed suit in the above captioned actions (now consolidated) both individually and as representatives of one or more classes of home sellers. Plaintiffs enter this Settlement Agreement both individually and on behalf of the Settlement Class, as defined below.

WHEREAS, in the Actions Plaintiffs allege that Douglas Elliman participated in a conspiracy to raise, fix, maintain, or stabilize real estate commissions in violation of Section 1 of the Sherman Act and corresponding state laws;

WHEREAS, Douglas Elliman denies Plaintiffs’ allegations in the Actions and has asserted defenses to Plaintiffs’ claims;

WHEREAS, extensive arm’s-length settlement negotiations have taken place between Plaintiffs’ Co-Lead Counsel and counsel for Douglas Elliman, including an in-person mediation with a nationally recognized and highly experienced mediator, leading to this Settlement Agreement;

WHEREAS, the Actions will continue against the Non-Douglas Elliman Defendants unless Plaintiffs separately settle with any of the Non-Douglas Elliman Defendants;

WHEREAS, Plaintiffs have conducted an extensive investigation into the facts and the law regarding the claims asserted in the Actions, and have concluded that a settlement with Douglas Elliman according to the terms set forth below is fair, reasonable, and adequate and in the best interest of Plaintiffs and the Settlement Class;

WHEREAS, Douglas Elliman believes that it is not liable for the claims asserted and has good defenses to Plaintiffs’ claims and meritorious motions to dismiss, but nevertheless has decided to enter into this Settlement Agreement to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation, to obtain the nationwide releases, orders, and judgment contemplated by this Settlement Agreement, and to put to rest with finality all claims that Plaintiffs and Settlement Class Members have or could have asserted against the Released Parties, as defined below; and

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WHEREAS, Douglas Elliman, in addition to any settlement payments set forth below, has agreed to cooperate with Plaintiffs and to implement certain practice changes, each as set forth in this Settlement Agreement.

NOW, THEREFORE, in consideration of the agreements and releases set forth herein and other good and valuable consideration, and intending to be legally bound, it is agreed by and between Douglas Elliman and the Plaintiffs that the Actions be settled, compromised, and dismissed with prejudice as to Douglas Elliman only, without costs to Plaintiffs, the Settlement Class or Douglas Elliman except as provided for herein, subject to the approval of the Court, on the following terms and conditions:

A. Definitions

The following terms, as used in this Settlement Agreement, have the following meanings:

1. “Actions” means Gibson v. NAR, (W.D. Mo. Case No. 23-CV-788-SRB) and Umpa

v. NAR, (W.D. Mo. Case No. 23-CV-945-SRB).

2. “Corporate Defendants” means any defendant aside from the National Association of Realtors named in Gibson, Umpa, Burnett v. NAR, (W.D. Mo. Case No. 19-CV-0332-SRB) (“Burnett”), or Moehrl v. NAR, (N.D. Ill. Case No. 1:19-cv-01610).

3. “Co-Lead Counsel” means the following law firms:

KETCHMARK AND MCCREIGHT P.C.

11161 Overbrook Road, Suite 210

Leawood, KS 66211

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BOULWARE LAW LLC

1600 Genessee, Suite 416

Kansas City, MO 64102

WILLIAMS DIRKS DAMERON LLC

1100 Main Street, Suite 2600

Kansas City, MO 64105

HAGENS BERMAN SOBOL SHAPIRO LLP

1301 Second Avenue, Suite 2000

Seattle, WA 98101

COHEN MILSTEIN SELLERS & TOLL PLLC

1100 New York Ave. NW, Fifth Floor

Washington, DC 20005

SUSMAN GODFREY LLP

1201 Third Avenue, Suite 3800

Seattle, Washington 98101

4. “Court” means the U.S. District Court for the Western District of Missouri.

5. “Defendants” means HomeServices of America, Inc., and all defendants named in either Gibson and Umpa.

6. “Effective” means that all conditions set forth below in the definition of “Effective Date” have occurred.

7. “Effective Date” means the date when: (a) the Court has entered a final judgment order approving the Settlement set forth in this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure and a final judgment dismissing the Actions against Douglas Elliman with prejudice has been entered; and (b) the time for appeal or to seek permission to appeal from the Court’s approval of the Settlement and the entry of a final judgment has expired or, if appealed, approval of the Settlement and the final judgment have been affirmed in their entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review; excluding, however, any appeal or other proceedings unrelated to this Settlement Agreement initiated by any Non-Douglas Elliman Defendant or any person or entity

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related to the Non-Douglas Elliman Defendant, and any such appeal or other proceedings shall not delay the Settlement Agreement from becoming final and shall not apply to this section; nor shall this section be construed as an admission that such parties have standing or other rights of objection or appeal with respect to this Settlement. It is agreed that neither the provisions of Federal Rule of Civil Procedure 60 nor the All Writs Act, 28 U.S.C. § 1651, shall be considered in determining the above-stated times.

8. “Gibson” means Western District of Missouri Case No. 4:19-cv-00332-SRB, which is currently pending.

9. “Opt-Out Sellers” means members of the Settlement Class who have timely exercised their rights to be excluded from the Settlement Class or have otherwise obtained Court approval to exercise such rights.

10. “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity, and such individual’s or entity’s spouse, heirs, predecessors, successors, representatives, affiliates and assignees. For the avoidance of doubt, Persons include all real estate brokerages.

11. “Released Claims” means any and all manner of federal and state claims regardless of the cause of action arising from or relating to conduct that was alleged or could have been alleged in the Actions based on any or all of the same factual predicates for the claims alleged in the Actions, including but not limited to commissions negotiated, offered, obtained, or paid to brokerages in connection with the sale of any residential home.

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12. “Released Parties” means Douglas Elliman and all of its respective past, present and future, direct and indirect corporate parents (including holding companies), subsidiaries, related entities and affiliates, associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), predecessors, and successors, and all of their respective franchisees, sub-franchisors, officers, directors, managing directors, members, managers, employees, agents, contractors, independent contractors, attorneys, legal or other representatives, accountants, auditors, experts, trustees, trusts, heirs, beneficiaries, estates, executors, administrators, insurers, and assigns, and all of the franchisees’ and sub-franchisors’ officers, directors, managing directors, members, managers, employees, agents, and independent contractors. Notwithstanding this definition, “Released Parties” shall not include the Non-Douglas Elliman Corporate Defendants, or their past, present and future, direct and indirect corporate parents (including holding companies), subsidiaries, related entities and affiliates, associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), predecessors, and successors, and all of their respective franchisees, officers, directors, managing directors, members, managers, employees, agents, contractors, independent contractors, attorneys, legal or other representatives, accountants, auditors, experts, trustees, trusts, heirs, beneficiaries, estates, executors, administrators, insurers, and assigns. For the avoidance of doubt, individuals who were members of the National Association of Realtors are not thereby excluded from being Released Parties, and entities and individuals that were sometimes associated with the Released Parties and other times associated with a different Corporate Defendant are included as Released Parties for the periods of time they were associated with the Released Parties and excluded for the periods of time they were associated with a different Corporate Defendant. For the avoidance of doubt, the foregoing release is not intended to and does not release Douglas Elliman or any other Person for any claims based on the conduct of any real estate brokerage acquired by Douglas Elliman or any other Person who becomes affiliated with Douglas Elliman after the Execution Date for conduct which took place before the Execution Date.

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13. “Releasing Parties” means Plaintiffs and any Settlement Class Members (including any of their immediate family members, heirs, representatives, administrators, executors, devisees, legatees, and estates, acting in their capacity as such; and for entities including any of their past, present or future officers, directors, insurers, general or limited partners, members, managers, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors and assigns, acting in their capacity as such solely with respect to the claims based on or derived from claims of the Plaintiffs or Settlement Class Members).

14. “Settlement” means the settlement of the Actions contemplated by this Settlement Agreement.

15. “Settlement Class” means the class of persons that will be certified by the Court for settlement purposes only, namely, all persons who sold a home that was listed on a multiple listing service anywhere in the United States where a commission was paid to any brokerage in connection with the sale of the home between October 31, 2019 and the date of the Class Notice. For the avoidance of doubt, Plaintiffs and Douglas Elliman intend this Settlement Agreement and the Settlement Class Definition to encompass a nationwide class with a nationwide settlement and release, including, but not limited to, all persons who sold a home nationwide that was listed on any and all non-NAR multiple listing services, which shall include, but are not limited to, transactions associated with the Real Estate Board of New York (“REBNY”) and/or on the REBNY Residential Listing Service (“RLS”).

16. “Settlement Class Member” means a member of the Settlement Class who does not file a valid request for exclusion from the Settlement Class.

17. “Settling Parties” means Plaintiffs and Douglas Elliman.

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18. “Total Monetary Settlement Amount” means payment of $7.75 million in a guaranteed payment, and up to $10 million in contingent payments based on certain conditions, described below, being timely satisfied, and in combination a total of potentially up to $17.75 million (Seventeen Million and Seven Hundred and Fifty Thousand Dollars) in United States currency. All costs of settlement, including all payments to class members, all attorneys’ fees and costs, all service awards to current and former class representatives, and all costs of notice and administration, will be paid out of the Total Monetary Settlement Amount, and Douglas Elliman will pay nothing apart from the Total Monetary Settlement Amount.

19. “Umpa” means Western District of Missouri Case No. 23-cv-00945, which is currently pending, and which has now been consolidated with Gibson.

B. Stipulation to Class Certification

20. The Settling Parties hereby stipulate for purposes of this Settlement only that the requirements of Federal Rules of Civil Procedure 23(a), 23(b)(2), and 23(b)(3) are satisfied and, subject to Court approval, the Settlement Class shall be certified for settlement purposes as to Douglas Elliman. The Settling Parties stipulate and agree to the conditional certification of the Settlement Class for purposes of this Settlement only. Should, for whatever reason, the Settlement not become Effective, the Settling Parties’ stipulation to class certification as part of the Settlement shall become null and void.

21. Neither this Settlement Agreement, nor any statement, transaction, or proceeding in connection with the negotiation, execution, or implementation of this Settlement Agreement should be intended to be, construed as, or deemed to be evidence of an admission or concession by Douglas Elliman that a class should be or should have been certified for any purposes other than settlement, and none of them shall be admissible in evidence for any such purpose in any proceeding.

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C. Approval of this Settlement Agreement and Dismissal of the Actions

22. The Settling Parties agree to make reasonable best efforts to effectuate this Settlement Agreement, including, but not limited to, seeking the Court’s approval of procedures (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e)); scheduling a final fairness hearing to obtain final approval of the Settlement and the final dismissal with prejudice of the Actions as to Douglas Elliman; and Douglas Elliman’s cooperation by providing information reflecting its ability to pay limitations and, if requested by Co-Lead Counsel, a declaration describing and attesting to those limitations. All parties will keep this Settlement Agreement, and its terms, confidential until Douglas Elliman has disclosed notice of the Settlement, consistent with its securities law reporting obligations. On the day that Douglas Elliman publicly discloses the Settlement, or no later than one (1) business day later, Douglas Elliman will notify the Court in a joint filing with Plaintiffs that it and Plaintiffs have reached an agreement to resolve the claims against Douglas Elliman, and that Plaintiffs and Douglas Elliman stipulate to, and jointly request, an immediate stay of the respective actions as to Douglas Elliman, pending the Court’s final decision on approval of the settlement.

23. Plaintiffs will submit to the Court a motion requesting that the Court preliminarily approve the Settlement (the “Motion”). Plaintiffs shall seek a hearing on the Motion for preliminary approval on May 9, 2024. The Motion shall include a proposed form of order preliminarily approving the Settlement and enjoining Releasing Parties from prosecuting any Released Claims in any forum until the Effective Date of this Settlement. The proposed form of the preliminary approval order shall be acceptable to Douglas Elliman provided that it is substantially in the form of the orders proposed in connection with the Keller Williams, Anywhere, and RE/MAX settlements in Burnett. At least 24 hours before submission to the Court, the papers in support of the Motion for preliminary approval shall be provided by Co-Lead Counsel to Douglas Elliman for its review. To the extent that Douglas Elliman objects to any aspect of the Motion, it shall communicate such objection to Co-Lead Counsel and the Settling Parties shall meet and confer to resolve any such objection. The Settling Parties shall take all reasonable actions as may be necessary to obtain preliminary approval of the Settlement. To the extent the Court finds that the Settlement does not meet the standard for preliminary approval, the Settling Parties will negotiate in good faith to modify the Settlement Agreement directly or with the assistance of mediator Greg Lindstrom and will endeavor to resolve any issues to the satisfaction of the Court.

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24. The Settling Parties agree that Plaintiffs may at their sole discretion: (i) seek to include notice of this Settlement to the Settlement Class and for claim administration along with the settlement with the National Association of Realtors or any other Defendant or (ii) seek approval of a separate plan for providing class notice of this Settlement in a manner that meets the requirements of due process and Federal Rule of Civil Procedure 23. The Settling Parties agree that the method and form of notice shall not be subject to Douglas Elliman’s review or approval so long as they are substantially in the form of the Court-approved notice of the Anywhere, RE/MAX, and Keller Williams settlements. To the extent Plaintiffs seek to vary the method or form of notice, Douglas Elliman must provide any edits or objections within 24 hours, and the Settling Parties shall promptly meet and confer to resolve any such objection. The Settling Parties agree to the use JND as a claims and notice administrator. The timing of any request to disseminate notice to the Settlement Class will be at the discretion of Co-Lead Counsel. Co-Lead counsel shall include an objection deadline for this settlement no later than the objection deadline set for the NAR settlement.

25. Within ten (10) calendar days after the filing with the Court of this Settlement Agreement and the accompanying motion papers seeking its preliminary approval, JND, the notice administrator, shall at Douglas Elliman’s expense to be credited against and not to exceed the guaranteed payment amount of the Total Monetary Settlement Amount cause notice of the Settlement Agreement to be served upon appropriate State and Federal officials as provided in the Class Action Fairness Act, 28 U.S.C. § 1715.

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26. If the Settlement is preliminarily approved by the Court, Plaintiffs shall timely seek final approval of the Settlement and entry of a final judgment order as to Douglas Elliman:

(a) certifying the Settlement Class under Federal Rule of Civil Procedure 23(b), solely for purposes of this Settlement;

(b) granting final approval of the Settlement as fair, reasonable, and adequate within the meaning of Federal Rules of Civil Procedure 23(e) and directing the consummation of the Settlement according to its terms;

(c) directing that, as to Douglas Elliman only, the Actions be dismissed with prejudice and, except as provided for herein, without costs;

(d) reserving exclusive jurisdiction over the Settlement and this Settlement Agreement, including reserving exclusive jurisdiction over the administration and consummation of this Settlement to the United States District Court for the Western District of Missouri; and

(e) determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of final judgment as to Douglas Elliman.

27. This Settlement Agreement will become Effective only after the occurrence of all conditions set forth above in the definition of the Effective Date.

D. Releases, Discharge, and Covenant Not to Sue

28. Upon the occurrence of the Effective Date, the Releasing Parties expressly and irrevocably waive, and fully, finally, and forever settle, discharge, and release the Released Parties from, any and all manner of claims, demands, actions, suits, and causes of action, whether individual, class, representative, or otherwise in nature, for damages, restitution, disgorgement, interest, costs, expenses, attorneys’ fees, fines, civil or other penalties, or other payment of money, or for injunctive, declaratory, or other equitable relief, whenever incurred, whether directly, indirectly, derivatively, or otherwise, whether known or unknown, suspected or unsuspected, in law or in equity, that any Releasing Party ever had, now has, or hereafter can, shall, or may have and that have accrued as of

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the date of preliminary approval of the Settlement arising from or related to the Released Claims. The Released Claims include but are not limited to the antitrust and consumer protection claims brought in the Actions and similar state and federal statutes. In connection therewith, upon the Effective Date of Settlement, each of the Releasing Parties (i) shall forever be enjoined from prosecuting in any forum any Released Claims against any of the Released Parties that accrued from the beginning of time through the date of preliminary approval of the Settlement; and (ii) agrees and covenants not to sue any of the Released Parties with respect to any Released Claims. For avoidance of doubt, this release extends to, but only to, the fullest extent permitted by law.

29. The Releasing Parties may hereafter discover facts other than or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims. Nevertheless, the Releasing Parties expressly, fully, finally, and forever settle and release, and, upon the Effective Date, shall be deemed to have, and by operation of the Final Judgment and Order of Dismissal with Prejudice in the Actions shall have, fully, finally, and forever settled and released, any and all Released Claims, without regard to the subsequent discovery or existence of such other, different, or additional facts, as well as any and all rights and benefits existing under (i) Cal. Civ. Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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or any equivalent, similar or comparable present or future law or principle of law of any jurisdiction, including but not limited to Section 20-7-11 of the South Dakota Codified Laws, which provides that “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR;” or (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release set forth above, without regard to the subsequent discovery or existence of such other, different, or additional facts. The Releasing Parties acknowledge that the inclusion of unknown claims in the definition of Released Claims was separately bargained for and was a material element of this Settlement Agreement.

30. The Releasing Parties intend by this Settlement Agreement to settle with and release only the Released Parties, and the Settling Parties do not intend this Settlement Agreement, or any part hereof, or any other aspect of the proposed Settlement or release, to release or otherwise affect in any way any claims concerning product liability, breach of warranty, breach of contract or tort of any kind (other than a breach of contract or tort based on any factual predicate in this Action), a claim arising out of violation of the Uniform Commercial Code, or personal or bodily injury. The release does not extend to any individual claims that a class member may have against his or her own broker or agent based on a breach of contract, breach of fiduciary duty, malpractice, negligence or other tort claim, other than a claim that a class member paid an excessive commission or home price due to the claims at issue in these Actions.

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E. Payment of the Settlement Amount

31. Plaintiffs will open a special interest-bearing settlement escrow account or accounts, established for that purpose as a qualified settlement fund as defined in Section 1.468B-1(a) of the U.S. Treasury Regulations (the “Escrow Account”). Within 30 business days after preliminary approval of the Settlement by the Court, Douglas Elliman will deposit $7.75 million into the Escrow Account. Douglas Elliman agrees to pay an additional $5 million into the Escrow Account if Douglas Elliman has a Cash Balance, calculated as defined below, of at least $40 million as of December 31, 2025. If Douglas Elliman does not have a cash balance of at least $40 million as of December 31, 2025, but does have a Cash Balance of at least $40 million in any following month, until December 31, 2027, then Douglas Elliman will pay $5 million into the Escrow Account. Douglas Elliman agrees to pay $5 million into the Escrow Account if Douglas Elliman has a Cash Balance, calculated as defined below, of at least $40 million as of December 31, 2026. If Douglas Elliman does not have a Cash Balance of at least $40 million as of December 31, 2026, but does have a Cash Balance of at least $40 million in any following month, until December 31, 2027, then Douglas Elliman will pay $5 million into the Escrow Account. If Douglas Elliman’s payments become due in the same month (i.e. Douglas Elliman first has a Cash Balance above $40 million in February of 2027), then Douglas Elliman will make the first payment of $5 million into the Escrow Account within 30 days, and will then have until December 31, 2027 to make the second payment into the Escrow Account. All payments that Douglas Elliman owes must be completed by December 31, 2027. If Douglas Elliman does not have a Cash Balance above $40 million at any point from December 31, 2025 until December 31, 2027, then Douglas Elliman will not be responsible for any additional payments besides the initial guaranteed payment of $7.75 million. In total, these payments of $7.75 million in a guaranteed payment and up to $10 million in contingent payments are the Total Monetary Settlement Amount. Cash Balance is calculated based on the average daily cash balance of Douglas Elliman for the 30 days preceding December 31st of the year in question for which the contingent payment is due. Douglas Elliman and Plaintiffs agree that all material cash payments that Douglas Elliman makes, between April 18, 2024 and December 31, 2027, that are not in the ordinary course of business, shall not be counted as deductions against the calculation of the cash balance other than

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payments made pursuant to this Settlement Agreement. Examples of such cash payments that may not be in the ordinary course of business include: (i) dividends to shareholders; (ii) distributions to shareholders; (iii) redemptions of stock by Douglas Elliman (other than in connection with employee stock plans that are consistent with existing employee stock plans); or (iv) acquisitions of businesses by Douglas Elliman. Any disputes about the calculation of the cash balance should be resolved through mediation between the parties, either Greg Lindstrom or another mediator, mutually chosen by the parties, for binding resolution. For the avoidance of doubt, and as an example, if Douglas Elliman makes a cash dividend payment of $10 million on November 30, 2025, that amount shall be included in calculating the cash balance of Douglas Elliman. In the event of a transaction between Douglas Elliman and a third party unaffiliated with Douglas Elliman or non-controlling shareholder in which (i) the third party or non-controlling shareholder acquires a controlling interest in Douglas Elliman Inc.’s stock and Douglas Elliman Inc.’s stock ceases to be traded on a national stock exchange, or (ii) the third party and Douglas Elliman Inc. merge or consolidate with the third party or non-controlling shareholder controlling 50% or more of the combined entity; or (iii) the third party or non-controlling shareholder purchases all or substantially all of Douglas Elliman Inc.’s assets, then payment of any outstanding contingent payment(s) is accelerated, and the contingent payment(s) become due within 30 days of completion of the transaction. All accrued interest from Douglas Elliman’s payments into the Escrow Account shall be for the benefit of the plaintiff classes unless the Settlement is not approved, or is rescinded, in which case the interest shall be for the benefit of Douglas Elliman.

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F. The Settlement Fund

32. The Total Monetary Settlement Amount (including the contingent payments discussed in Paragraph 31 only if they become due and payable therein) and any interest earned thereon shall be held in the Escrow Account and constitute the “Settlement Fund.” The full and complete cost of the settlement notice, claims administration, Settlement Class Members’ compensation, current and former class representatives’ incentive awards, attorneys’ fees and reimbursement of all actual expenses of the Actions, any other litigation costs of Plaintiffs (all as approved by the Court), and all applicable taxes, if any, assessable on the Settlement Fund or any portion thereof, will be paid out of the Settlement Fund. In no event will Douglas Elliman’s monetary liability with respect to the Settlement exceed the Total Monetary Settlement Amount.

33. The Settling Parties and their counsel will not have any responsibility, financial obligation, or liability for any fees, costs, or expenses related to providing notice to the Settlement Class or administering the settlement except in Paragraph 34. Such fees, costs, or expenses shall be paid solely from the Settlement Fund with Court approval. The balance of the Settlement Fund shall be disbursed to Settlement Class Members as provided in a Plan of Allocation (as defined below) approved by the Court. The Settling Parties shall have the right to audit amounts paid from the Settlement Fund.

34. After preliminary approval of the Settlement and approval of a class notice plan, Co-Lead Counsel may utilize a portion of the Settlement Fund to provide notice of the Settlement to potential members of the Settlement Class. Douglas Elliman will not object to Plaintiffs’ counsel withdrawing from the Settlement Fund, subject to any necessary Court approval, up to $1,000,000 to pay the costs for notice. If Plaintiffs settle with one (or more) Non-Douglas Elliman Corporate Defendants and notice of one or more other settlements is included in the notice of the Douglas Elliman settlement, then the cost of such notice will be apportioned equitably between (or among) the Douglas Elliman Settlement Fund and the other settling Defendant(s)’ settlement funds. The amount spent or accrued for notice and notice administration costs is not refundable to Douglas Elliman in the event the Settlement Agreement is disapproved, rescinded, or otherwise fails to become Effective.

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35. Subject to Co-Lead Counsel’s sole discretion as to timing, except that the timing must be consistent with rules requiring that Settlement Class Members be given the opportunity to review fee applications, Co-Lead Counsel may apply to the Court for a fee award, plus expenses, and costs incurred, and current and former class representative service awards to be paid out of the Settlement Fund. Within 14 business days after any order by the Court awarding attorneys’ fees, expenses, or class representative incentive awards, the escrow agent for the Settlement Fund shall pay any approved attorneys’ fees, expenses, costs, and class representative service award up to the amount specified in Paragraph 31 above for such fees, expenses, costs, and class representative service award by wire transfer as directed by Co-Lead Counsel in accordance with and attaching the Court’s Order, provided that each Co-Lead Counsel receiving payment signs an assurance, in the form attached hereto as Appendix A, attesting that they will repay all awarded amounts if this Settlement Agreement does not become Effective.

36. The Settlement Fund will be invested in United States Government Treasury obligations or United States Treasury money market funds.

37. Douglas Elliman will not have any responsibility, financial obligation, or liability whatsoever with respect to the investment, distribution, use, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such investment, distribution, use or administration except as expressly otherwise provided in this Settlement Agreement. Douglas Elliman’s only payment obligation is to pay the Total Monetary Settlement Amount.

38. There will be no reduction of the Total Monetary Settlement Amount based on Opt-Out Sellers. The Settlement will be non-reversionary except as set forth below in Section H. If the Settlement becomes Effective, no proceeds from the Settlement will revert to Douglas Elliman regardless of the claims that are made.

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39. No disbursements shall be made from the Settlement Fund prior to the Effective Date of this Settlement Agreement except as described in Paragraphs 34 and 35 above and 42 below.

40. The distribution of the Settlement Fund shall be administered pursuant to a plan of allocation (the “Plan of Allocation”) proposed by Co-Lead Counsel in their sole and absolute discretion and subject to the approval of the Court. Douglas Elliman will have no participatory or approval rights with respect to the Plan of Allocation. It is understood and agreed by the Settling Parties that any proposed Plan of Allocation, including, but not limited to, any adjustments to an authorized claimant’s claim, is completely independent of and is not a part of this Settlement Agreement and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement Agreement. The Settlement Class, Plaintiffs, and Douglas Elliman shall be bound by the terms of the Settlement Agreement, irrespective of whether the Court or any other court, including on any appeal, disapproves or modifies the Plan of Allocation, and any modification or rejection of the Plan of Allocation shall not affect the validity or enforceability of this Settlement Agreement or otherwise operate to terminate, modify, or cancel that Agreement.

41. The Releasing Parties will look solely to the Settlement Fund for settlement and satisfaction against the Released Parties of all Released Claims and shall have no other recovery against Douglas Elliman or the Released Parties.

G. Taxes

42. Co-Lead Counsel is solely responsible for filing all informational and other tax returns necessary to report any net taxable income earned by the Settlement Fund and shall file all informational and other tax returns necessary to report any income earned by the Settlement Fund and shall be solely responsible for taking out of the Settlement Fund, as and when legally required, any tax payments, including interest and penalties due on income earned by the Settlement Fund. All

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taxes (including any interest and penalties) due with respect to the income earned by the Settlement Fund shall be paid from the Settlement Fund. Douglas Elliman has no responsibility to make any filings relating to the Settlement Fund and will have no responsibility to pay tax on any income earned by the Settlement Fund or to pay any taxes on the Settlement Fund unless the Settlement does not become Effective and the Settlement Fund is returned to Douglas Elliman. In the event the Settlement does not become Effective and any funds including interest or other income are returned to Douglas Elliman, Douglas Elliman will be responsible for the payment of all taxes (including any interest or penalties), if any, on said interest or other income in connection with the Settlement Fund. Douglas Elliman makes no representations regarding, and will not be responsible for, the tax consequences of any payments made pursuant to this Settlement Agreement to Co-Lead Counsel or to any Settlement Class Member.

H. Rescission

43. If the Court does not certify the Settlement Class as defined in this Settlement Agreement, or if the Court does not approve this Settlement Agreement in all material respects, or if such approval is modified in or set aside on appeal in any material respects, or if the Court does not enter final approval, or if any judgment approving this Settlement Agreement is materially modified or set aside on appeal, or if all of the conditions for the Effective Date do not occur, then this Settlement Agreement may be rescinded by Douglas Elliman or by Plaintiffs on behalf of the Settlement Class by written notice to the Court and to counsel for the other Settling Party filed and served within 10 business days of the entry of an order not granting court approval or having the effect of disapproving or materially modifying the terms of this Settlement Agreement. A modification or reversal on appeal of any amount of the Settlement Fund that the Court authorizes to be used to pay Plaintiffs’ fees or litigation expenses shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or such final judgment order. The Settling Parties

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have agreed in a Confidential Supplemental Agreement that, after the deadline for filing timely Opt-Out requests has passed, Plaintiffs will provide to Douglas Elliman a list of exclusion requests. In its sole discretion, Douglas Elliman shall have the right to rescind or terminate this Settlement Agreement if Opt-Out requests for exclusion exceed the threshold specified in the Confidential Supplemental Agreement.

44. If the Settlement or Settlement Agreement is rescinded for any reason, then the balance of the Total Monetary Settlement Amount in the Settlement Fund will be returned to Douglas Elliman. In the event that the Settlement Agreement is rescinded, the funds already expended from the Settlement Fund for the costs of notice and administration will not be returned to Douglas Elliman. Funds to cover notice and administration expenses that have been incurred but not yet paid from the Settlement Fund will also not be returned to Douglas Elliman.

45. If the Settlement or Settlement Agreement is rescinded for any valid reason before payment of claims to Settlement Class Members, then the Settling Parties will be restored to their respective positions in the Actions as of April 22, 2024. Plaintiffs and Douglas Elliman agree that any rulings or judgments that occur in the Actions on or after April 22, 2024 and before this Settlement Agreement is rescinded will not bind Plaintiffs, Douglas Elliman, or any of the Released Parties. Plaintiffs and Douglas Elliman agree to waive any argument of claim or issue preclusion against Plaintiffs or Douglas Elliman arising from such rulings or judgments. In the event of rescission, the Actions will proceed as if this Settlement Agreement had never been executed and this Settlement Agreement, and representations or agreements made in conjunction with this Settlement Agreement, may not be used in the Actions or otherwise for any purpose. Douglas Elliman and Plaintiffs expressly reserve all rights if the Settlement Agreement does not become Effective or if it is rescinded by Douglas Elliman or the Plaintiffs, including, but not limited to, any defenses concerning the Court’s lack of personal jurisdiction over Douglas Elliman or any Released

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Parties. The Settling Parties agree that pending deadlines for motions not yet filed, and all deadlines (whether pending or past) for motions that will be withdrawn pursuant to this Settlement Agreement, shall be tolled for the period from April 22, 2024, until the date this Settlement or Settlement Agreement is rescinded, and no Settling Party shall contend that filing or renewal of such motions was rendered untimely by or was waived by the operation of this Settlement Agreement.

46. Douglas Elliman warrants and represents that it is not “insolvent” within the meaning of applicable bankruptcy laws as of the time this Settlement Agreement is executed, and, will be deemed to warrant and represent, that it is not “insolvent” within the meaning of applicable bankruptcy laws at the time that payments of the Settlement Amount are actually transferred or made to the Escrow Account, if they become due and payable pursuant to Paragraph 31 above. In the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the actual transfer of the Settlement Amount, or any portion thereof, by or on behalf of Douglas Elliman to be a preference, voidable transfer, fraudulent transfer or similar transaction under Title 11 of the U.S. Code (Bankruptcy) or applicable state law and any portion thereof is required to be refunded and such amount, only if due and payable pursuant to Paragraph 31 above, is not promptly deposited in the Escrow Account by or on behalf of Douglas Elliman, then, at the election of Plaintiff counsel, the settlement may be terminated and the releases given and the judgment entered pursuant to the Settlement shall be null and void.

47. The Settling Parties’ rights to terminate this Settlement Agreement and withdraw from this Settlement Agreement are a material term of this Settlement Agreement.

48. Douglas Elliman reserves all of its legal rights and defenses with respect to any claims brought by potential Opt-Out Sellers.

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I. Practice Changes

49. As soon as practicable, and in no event later than six months after the Effective Date, Douglas Elliman (defined for purposes of this paragraph to include present and future, direct and indirect corporate subsidiaries, related entities and affiliates, predecessors, and successors but not franchisees) will implement the following practice changes:

i.

advise and periodically remind Douglas Elliman’s company-owned brokerages, franchisees (if any), and their agents that there is no Douglas Elliman requirement that they must make offers to or must accept offers of compensation from buyer brokers or other buyer representatives or that, if made, such offers must be blanket, unconditional, or unilateral;

ii.

require that any Douglas Elliman company-owned brokerages and their agents (and recommend and encourage that any franchisees (if any) and their agents) disclose to prospective home sellers and buyers and state in conspicuous language that broker commissions are not set by law and are fully negotiable (i) in their listing agreement if it is not a government or MLS-specified form, (ii) in their buyer representation agreement if there is one and it is not a government or MLS-specified form, and (iii) in pre-closing disclosure documents if there are any and they are not government or MLS-specified forms. In the event that the listing agreement, buyer representation agreement, or pre-closing disclosure documents is a government or MLS-specified form, then Douglas Elliman will require that any company-owned brokerages and their agents (and recommend and encourage that any Douglas Elliman franchisees and their agents) include a disclosure with conspicuous language expressly stating that broker commissions are not set by law and are fully negotiable;

iii.

prohibit all Douglas Elliman company-owned brokerages and their agents acting as buyer representatives (and recommend and encourage that franchisees (if any) and their agents acting as buyer representatives refrain) from advertising or otherwise representing that their services are free;

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iv.

require that Douglas Elliman owned brokerages and their agents disclose at the earliest moment possible any offer of compensation made in connection with each home marketed to prospective buyers in any format;

v.

prohibit Douglas Elliman owned brokerages and their agents (and recommend and encourage that any franchisees (if any) and their agents refrain) from utilizing any technology or taking manual actions to filter out or restrict listings that are searchable by and displayed to consumers based on the level of compensation offered to any cooperating broker, unless directed to do so by the client (and eliminate any internal systems or technological processes that may currently facilitate such practices);

vi.

advise and periodically remind Douglas Elliman company owned brokerages and their agents of their obligation to (and recommend and encourage that any franchisees (if any) and their agents) show properties regardless of the existence or amount of compensation offered to buyer brokers or other buyer representatives provided that each such property meets the buyer’s articulated purchasing priorities;

vii.

for each of the above points, for company owned brokerages, franchisees (if any), and their agents, develop training materials consistent with the above relief and eliminate any contrary training materials currently used.

50. If not automatically terminated earlier by their own terms, the obligations set forth in Paragraph 49 will sunset 5 years after the Effective Date.

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51. Douglas Elliman acknowledges that the practice changes set forth here are a material component of this Settlement Agreement and agrees to use its reasonable best efforts to implement the practice changes specified in this Section.

J. Cooperation

52. Douglas Elliman (defined for purposes of this paragraph to include present and future, direct and indirect corporate subsidiaries, related entities and affiliates, predecessors, and successors but not franchisees) will provide valuable cooperation to Plaintiffs as follows in the Actions, including to the extent that any is consolidated pursuant to In re Real Estate Commission Antitrust Litigation (MDL No. 3100), including but not limited to the following. Any disputes regarding the scope of these provisions or compliance with these provisions can be referred to Greg Lindstrom or another mediator, mutually chosen by the parties, for binding resolution.

i.

Douglas Elliman will use reasonable best efforts to produce relevant summary-level, companywide transactional data limited to the class period. This data will be aggregated on a quarterly basis and will provide transactional volume, transactional value, and commissions paid on a state by state basis. The data will be sufficient to show volume of commerce and the average commission percentage. The data will be produced at a similar time to when other Defendants produce transactional data in Gibson and Umpa.

ii.

Douglas Elliman will produce documents sufficient to show (to the extent such documents exist) its and its officers, employees, and agents’ membership and participation in NAR, that was subject to, and complied with the challenged NAR rules during the class period, including whether and how Douglas Elliman accepted, adopted and implemented the challenged NAR rules, if at all.

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iii.

Douglas Elliman will provide up to seven hours of 30(b)(6) testimony and up to seven hours of 30(b)(1) testimony across no more than two 30(b)(1) witnesses. The time only includes Plaintiff questioning and does not include questioning by any other party. Notwithstanding anything to the contrary in this Paragraph, no Douglas Elliman deposition witness will sit for more than seven hours on the record of questioning, including questioning from Plaintiffs and any other party, provided that Plaintiffs get up to 4.5 hours. Douglas Elliman will make one, mutually agreed upon, witness available at trial, as necessary, and provide access via counsel to that witness prior to trial testimony for up to two (2) hours.

iv.

Douglas Elliman will use reasonable best efforts to authenticate documents and/or things produced by it in the Actions where the facts indicate that the documents and/or things at issue are authentic, by declarations or affidavits if possible, or at hearings or trial if necessary;

v.

Douglas Elliman will use reasonable best efforts to provide the facts necessary to establish that documents and/or things produced by it in the Actions are “business records,” a present sense impression, an excited utterance, a recorded recollection, or are otherwise admissible under the Federal Rules of Evidence, if any of those exceptions are applicable, by declarations or affidavits if possible, or at hearings or trial if necessary;

vi.

Douglas Elliman will use reasonable best efforts at its expense to provide relevant class member and listing data and answer questions about that data to support the provision of class notice, administration of any settlements, or the litigation of the Actions;

vii.

if another Defendant includes a witness on a witness list who is then a current officer or employee of Douglas Elliman or its subsidiaries, Douglas Elliman will cooperate in providing access via counsel to that witness prior to trial testimony; and

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viii.	Douglas Elliman will agree not to provide greater assistance in discovery or trial to any defendant than to the Plaintiffs, unless required by subpoena or other compulsory process.

53. Douglas Elliman’s cooperation obligations, as set forth in Paragraph 52, shall not require the production of information, testimony, and/or documents that are protected from disclosure by the attorney-client privilege, work product doctrine, joint defense privilege, or any other applicable privilege or doctrine.

54. Douglas Elliman’s obligation to cooperate will not be affected by the release set forth in this Settlement Agreement or the final judgment orders with respect to Douglas Elliman. Unless this Settlement Agreement is rescinded, disapproved, or otherwise fails to become Effective, the obligation to cooperate as set forth here will continue until the date that final judgment has been entered in the Actions against the non-Douglas Elliman Defendants and the time for appeal or to seek permission to appeal from the from the entry of a final judgment has expired or, if appealed, any final judgment has been affirmed in its entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review.

55. Douglas Elliman acknowledges that the cooperation set forth here is a material component of this Settlement Agreement and agrees to use its reasonable best efforts to provide the cooperation specified in this Section.

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K. Miscellaneous

56. This Settlement Agreement and any actions taken to carry out the Settlement are not intended to be, nor may they be deemed or construed to be, an admission or concession of liability, or of the validity of any claim, defense, or point of fact or law on the part of any party. Douglas Elliman denies the material allegations of the complaints in the Actions. Neither this Settlement Agreement, nor the fact of Settlement, nor settlement proceedings, nor the settlement negotiations, nor any related document, shall be used as an admission of any fault or omission by Douglas Elliman, or be offered in evidence as an admission, concession, presumption, or inference of any wrongdoing or concession or agreement to jurisdiction in any court in Missouri (other than in connection with the enforcement of this Settlement Agreement) by Douglas Elliman or any Released Parties in any proceeding.

57. This Settlement Agreement was reached with the assistance of counsel after arm’s-length negotiations before a neutral mediator, Greg Lindstrom, of Phillips ADR Enterprises, P.C. The Settling Parties reached the Settlement Agreement after considering the risks and costs of litigation. The Settling Parties agree to continue to maintain the confidentiality of all settlement discussions and materials exchanged during the settlement negotiation. The terms of the settlement continue to be subject to mediation privilege and must be kept strictly confidential until a motion for preliminary approval is filed—except as necessary for Douglas Elliman to meet its securities law reporting obligations as referenced in Paragraph 22.

58. Any disputes relating to this Settlement Agreement will be governed by Missouri law without regard to conflicts of law provisions. The Parties will not use Douglas Elliman’s agreement to be governed by Missouri law as grounds for personal jurisdiction in any litigation, including, but not limited to, continued litigation in the Actions in the event that the settlement is not finally approved. For the avoidance of doubt, Douglas Elliman does not waive and reserves all defenses and rights, including, but not limited to, concerning personal jurisdiction.

59. This Settlement Agreement does not settle or compromise any claim by Plaintiffs or any other Settlement Class Member against (a) any Non-Douglas Elliman Defendant or (b) any alleged co-conspirator or other person or entity other than the Released Parties. All rights of any Settlement Class Member against any Non-Douglas Elliman Defendant or an alleged co-conspirator or other person or entity other than the Released Parties are specifically reserved by Plaintiffs and the other Settlement Class Members.

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60. This Settlement Agreement constitutes the entire agreement among Plaintiffs and Douglas Elliman pertaining to the Settlement of the Actions against Douglas Elliman. This Settlement Agreement may be modified or amended only by a writing executed by Plaintiffs and Douglas Elliman.

61. This Settlement Agreement may be executed in counterparts by Plaintiffs and Douglas Elliman, and a DocuSign, facsimile or pdf signature shall be deemed an original signature for purposes of executing this Settlement Agreement.

62. Neither Plaintiffs nor Douglas Elliman shall be considered the drafter of this Settlement Agreement or any of its provisions for the purpose of any statute, the common law, or rule of interpretation that would or might cause any provision of this Settlement Agreement to be construed against the drafter.

63. The provisions of this Settlement Agreement shall, where possible, be interpreted in a manner to sustain their legality and enforceability.

64. The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement and the Settlement.

65. The terms of the Settlement Agreement are and shall be binding upon and inure to the benefit of, to the fullest extent possible, each of the Releasing Parties and the Released Parties, and upon all other Persons claiming any interest in the subject matter hereto through any of the Settling Parties, Releasing Parties, Released Parties, and any Settlement Class Members.

66. Any disputes between Douglas Elliman and Co-Lead Counsel concerning this Settlement Agreement shall, if they cannot be resolved by the Settling Parties, be presented to Greg Lindstrom for his assistance in mediating a resolution, and if a resolution is not reached, to binding arbitration with Greg Lindstrom.

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67. Each Settling Party acknowledges that he, she or it has been and is being fully advised by competent legal counsel of such Settling Party’s own choice and fully understands the terms and conditions of this Settlement Agreement, and the meaning and import thereof, and that such Settling Party’s execution of this Settlement Agreement is with the advice of such Settling Party’s counsel and of such Settling Party’s own free will. Each Settling Party represents and warrants that it has sufficient information regarding the transaction and the other parties to reach an informed decision and has, independently and without relying upon the other parties, and based on such information as it has deemed appropriate, made its own decision to enter into this Settlement Agreement and was not fraudulently or otherwise wrongfully induced to enter into this Settlement Agreement.

68. Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement.

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CO-LEAD COUNSEL

/s/ Steve Berman
Hagens Berman Sobol Shapiro LLP

/s/ Robert Braun
Cohen Milstein Sellers & Toll PLLC

/s/ Marc Seltzer
Susman Godfrey LLP

/s/ Michael Ketchmark
Ketchmark & McCreight PC

/s/ Brandon Boulware
Boulware Law LLC

/s/ Eric Dirks
Williams Dirks Dameron LLC

DOUGLAS ELLIMAN INC.

By:	/s/ Marc N. Bell

Marc N. Bell, Senior Vice President and General Counsel

DOUGLAS ELLIMAN REALTY, LLC

By:	/s/ Deva Roberts

Deva Roberts, Executive Vice President and General Counsel

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APPENDIX A

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF MISSOURI WESTERN DIVISION

DON GIBSON, LAUREN CRISS, and JOHN MEINERS, individually and on behalf of themselves and all others similarly situated, Plaintiffs,

v. THE NATIONAL ASSOCIATION OF REALTORS, et. al. Defendants.	Case No. 23-CV-788-SRB Hon. Stephen R. Bough

DANIEL UMPA, on behalf of himself and all others similarly situated, Plaintiffs,

v. THE NATIONAL ASSOCIATION OF REALTORS, et. al. Defendants.	Case No. 23-CV-945-SRB Hon. Stephen R. Bough

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Plaintiffs Don Gibson, Lauren Criss, John Meiners, and Daniel Umpa (collectively “Plaintiffs”) and defendant Douglas Elliman, Inc. (“Douglas Elliman”) (collectively, “the Parties”), by and through and including their undersigned counsel, stipulate and agree as follows:

WHEREAS, each firm defined in the Settlement Agreement as Co-Lead Counsel desires to give an undertaking (the “Undertaking”) for repayment of the award of attorneys’ fees, costs, and expenses approved by the Court, and

WHEREAS, the Parties agree that this Undertaking is in the interests of all Parties and in service of judicial economy and efficiency.

NOW, THEREFORE, the undersigned counsel, individually and as agent for his/her law firm, hereby submits both to the jurisdiction of the Court for the purpose of enforcing the provisions of this Undertaking.

Capitalized terms used herein without definition have the meanings given to them in the Settlement Agreement.

By receiving any payments pursuant to the Settlement Agreement, Co-Lead Counsel and their shareholders, members, and/or partners submit to the jurisdiction of the United States District Court for the Western District of Missouri for the enforcement of and any and all disputes relating to or arising out of the reimbursement obligation set forth herein and the Settlement Agreement.

In the event that the Settlement Agreement does not receive final approval or any part of the final approval is vacated, overturned, reversed, or rendered void as a result of an appeal, or the Settlement Agreement is voided, rescinded, or otherwise terminated for any other reason, Co-Lead Counsel shall, within thirty (30) days repay to Douglas Elliman, based upon written instructions provided by Douglas Elliman, the full amount of the attorneys’ fees and costs paid to Co-Lead Counsel from the Settlement Fund, including any accrued interest.

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In the event the Settlement Agreement becomes Effective, but the attorneys’ fees, costs, and expenses awarded by the Court or any part of them are vacated, overturned, modified, reversed, or rendered void as a result of an appeal, Co-Lead Counsel shall within thirty (30) days repay to the Settlement Fund, based upon written instructions provided by the settlement administrator, the attorneys’ fees and costs paid to Co-Lead Counsel from the Settlement Fund in the amount vacated or modified, including any accrued interest.

This Undertaking and all obligations set forth herein shall expire upon finality of all appeals of the final settlement order and judgment pertaining to attorneys’ fees, such that the finality of those fees no longer remains in doubt.

In the event Co-Lead Counsel fails to repay to Douglas Elliman any of attorneys’ fees and costs that are owed to it pursuant to this Undertaking, the Court shall, upon application of Douglas Elliman, and notice to Co-Lead Counsel, summarily issue orders, including but not limited to judgments and attachment orders against Co-Lead Counsel.

The undersigned stipulate, warrant, and represent that they have both actual and apparent authority to enter into this stipulation, agreement, and undertaking on behalf of each firm identified as Co-Lead Counsel. This agreement will only be effective upon its execution by each firm identified in the Settlement Agreement as Co-Lead Counsel.

Co-Lead Counsel acknowledge that this Undertaking is a material component of the Settlement Agreement and agree to use its reasonable efforts to timely effect the terms specified in this Undertaking. Each undersigned warrants and represents that it is not “insolvent” within the meaning of applicable bankruptcy laws as of the time this Undertaking is executed.

This Undertaking may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Signatures by facsimile shall be as effective as original signatures.

The undersigned declare under penalty of perjury under the laws of the United States and the State of Missouri that they have read and understand the foregoing and that it is true and correct.

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IT IS SO STIPULATED THROUGH COUNSEL OF RECORD:

/s/ Steve Berman
Hagens Berman Sobol Shapiro LLP

/s/ Robert Braun
Cohen Milstein Sellers & Toll PLLC

/s/ Marc Seltzer
Susman Godfrey LLP

/s/ Michael Ketchmark
Ketchmark & McCreight PC

/s/ Brandon Boulware
Boulware Law LLC

/s/ Eric Dirks
Williams Dirks Dameron LLC

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